Exhibit 14(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Fidelity Select Portfolios of our report dated April 11, 2025, relating to the financial statements and financial highlights of the Select Health Care Portfolio, which appears in Fidelity Select Portfolio’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2025. We also consent to the references to us under the headings “Additional Information About the Funds” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 28, 2026